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                                                                      EXHIBIT 12


                              CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     AND PREFERRED DIVIDEND REQUIREMENTS

                                                                          Twelve Months Ended
                                     ----------------  ---------------  ------------  ------------  ------------ -------------
                                        30-Jun-00        30-Sep-99       30-Sep-98     30-Sep-97     30-Sep-96    31-Dec-95
                                     ----------------  ---------------  ------------  ------------  ------------ -------------
                                       (unaudited)
                                                                         (dollars in thousands)
Fixed charges, as defined:
   Interest expense                   $       10,749    $      10,486        10,132         9,436        10,101   $     9,938
   Amortization of debt
        issuance expense                         606              603           605           612           612           606
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

         Total fixed charges          $       11,355    $      11,089        10,737        10,048        10,713   $    10,544
                                     ----------------  ---------------  ------------  ------------  ------------ -------------


Earnings, as defined:
   Net earnings                       $       15,932    $      14,053         9,544        10,627         8,211   $     7,732
   Add (deduct):
     Income taxes                              8,749            8,075         5,694         6,263         4,272         4,508
     Fixed charges                            11,355           11,089        10,737        10,048        10,713        10,544
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

       Total earnings                 $       36,036    $      33,217        25,975        26,938        23,196   $    22,784
                                     ----------------  ---------------  ------------  ------------  ------------ -------------
Ratio of earnings to
     fixed charges                              3.17             3.00          2.42          2.68          2.17          2.16
                                     ================  ===============  ============  ============  ============ =============


Fixed charges and preferred
  dividend requirements:
       Fixed charges                  $       11,355    $      11,089        10,737        10,048        10,713   $    10,544
       Preferred dividend
           requirements                          192              756           778           811           819           853
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

       Total                          $       11,547    $      11,845        11,515        10,859        11,532   $    11,397
                                     ----------------  ---------------  ------------  ------------  ------------ -------------

Ratio of earnings to fixed charges and
    preferred dividend requirements             3.12             2.80          2.26          2.48          2.01          2.00
                                     ================  ===============  ============  ============  ============ =============